Exhibit 10.3
EXECUTION VERSION

UNIT PURCHASE AGREEMENT
dated as of
JUNE 10, 2025
among
VERLINVEST COOKIES HOLDINGS, INC.,
MISTRAL SLEEPLESS HOLDINGS 2, LLC,
and
KRISPY KREME DOUGHNUT CORPORATION

TABLE OF CONTENTS
Article I
PURCHASE AND SALE OF PURCHASED UNITS
Article II
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Article III
REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Section 3.1	Organization, Good Standing, Corporate Power and Qualifications	5
Section 3.2	Authorization.	5
Section 3.3	Governmental Consents and Filings.	5
Section 3.4	No Conflicts	5
Section 3.5	Investment Intention.	6
Section 3.6	Litigation	6
Section 3.7	Brokers.	6
Section 3.8	No Other Representations and Warranties.	6

Article IV
TAX MATTERS

Section 4.1	Preparation of Tax Returns	6
Section 4.2	Intended Tax Treatment	7
Section 4.3	Purchase Price Allocation.	7
Section 4.4	Section 754 Election.	7
Section 4.5	Pushout Election.	7
Article V
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

Section 5.1	Survival of Representations and Warranties.	8
Article VI
COVENANTS

Section 6.1	Confidentiality	8
Section 6.2	Non-Compete; Non-Solicitation.	9
Article VII
MISCELLANEOUS

Exhibits
Exhibit A    Funds Flow
Exhibit B    Purchase Price Allocation Methodology

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (this “Agreement”), is made as of June 10, 2025, by and among (i) Mistral Sleepless Holdings 2, LLC, a Delaware limited liability company (“Mistral Purchaser”), (ii) Verlinvest Cookies Holdings, Inc., a Delaware corporation (“Verlinvest Purchaser,” and each of Mistral Purchaser and Verlinvest Purchaser being referred to as a “Purchaser”), and (iii) Krispy Kreme Doughnut Corporation, a North Carolina corporation (the “Seller”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Section 7.14.
W I T N E S S E T H:
WHEREAS, the Seller owns 882,882 Common Units (as defined in that certain Second Amended and Restated Operating Agreement of the Company, dated as of July 17, 2024 (the “Existing Operating Agreement”)) (the “Seller Securities”) of the Company; and
WHEREAS, the Seller desires, and each Purchaser desires for the Seller to, assign, transfer, convey and deliver to such Purchaser, and Purchaser to purchase from the Seller, the Seller’s collective rights, title and interests in and to the Purchased Units (as defined below) in exchange for such Purchaser’s Purchase Price (as defined below), in each case, on the terms set forth in this Agreement (the “Sale”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements set forth herein, and subject to the terms set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
Article I

PURCHASE AND SALE OF PURCHASED UNITS
Section 1.1Sale of Purchased Units.
(a)Subject to the terms of this Agreement:
(i)Verlinvest Purchaser agrees to purchase from the Seller at the Closing (as defined below), and the Seller agrees to sell to Verlinvest Purchaser at the Closing 312,032 Seller Securities (the “Verlinvest Purchased Units”) at a per Purchased Unit (as defined below) price of $84.9491.
(ii)Mistral Purchaser agrees to purchase from the Seller at the Closing, and the Seller agrees to sell to Mistral Purchaser at the Closing 264,785 Seller Securities (the “Mistral Purchased Units” and together with the Verlinvest Purchased Units, the “Purchased Units”) at a per Purchased Unit price of $84.9491.
(iii)The Purchased Units will not be certificated and will be represented by entries on the Company’s books and records in accordance with the Existing Operating Agreement.

(b)In consideration for the Purchased Units, at the Closing, Verlinvest Purchaser shall deliver to the Seller (or its specified designee), in cash, an aggregate amount equal to $26,506,837.57 (the “Verlinvest Purchase Price”), and Mistral Purchaser shall deliver to the Seller (or its specified designee), in cash, an aggregate amount equal to $22,493,247.44 (the “Mistral Purchase Price”, and together with the Verlinvest Purchase Price, the “Transaction Proceeds”); it being agreed that each of the Verlinvest Purchase Price and the Mistral Purchase Price reflects a ratable reduction for a total amount of $3,000,000 of Purchaser Transaction Fees and Expenses.
Section 1.2Closing. Upon the terms set forth in this Agreement, the closing of the purchase and sale of the Purchased Units (the “Closing”) shall be effected on the date hereof and occur simultaneously with the execution hereof (the “Closing Date”) remotely by the exchange of documents and signatures by electronic transmission on the Closing Date. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant Parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.
Section 1.3Closing Deliveries and Other Actions. Upon the terms set forth in this Agreement, at the Closing (other than items set forth in Section 1.3(a)(ii), which has been delivered by the Seller to each Purchaser at least two (2) Business Days prior to the Closing):
(a)The Seller shall deliver, or cause to be delivered, to each Purchaser:
(i)an assignment of membership interest evidencing the conveyance of the Purchased Units, duly executed by the Seller with respect to applicable portion of the Purchased Units held by the Seller;
(ii)a valid and complete IRS Form W-9 certifying that the Seller is a U.S. person and not subject to backup withholding; and
(iii)duly executed counterparts of each other Transaction Document to which the Seller is a party.
(b)Each Purchaser shall deliver, or cause to be delivered, to the Seller:
(i)In the case of Verlinvest Purchaser, the Verlinvest Purchase Price in accordance with the funds flow memorandum (the “Funds Flow”) attached hereto as Exhibit A;
(ii)In the case of Mistral Purchaser, the Mistral Purchase Price in accordance with the Funds Flow; and
(iii)duly executed counterparts of each other Transaction Document to which such Purchaser is a party.
Section 1.4Further Assurances. On, and from time to time after, the Closing Date, the Parties shall execute and deliver, or cause to be executed and delivered, such other instruments of conveyance, assignment, transfer, delivery and assumption as either Purchaser or the Seller may reasonably request in order to fulfill and implement the terms of this Agreement or the other Transaction Documents or to otherwise enable the Parties to realize the benefits intended to be afforded hereby.

Section 1.5Tax Withholding. All payments hereunder shall be made free and clear of, and without deduction for, any and all present and future Taxes or duties imposed by any Governmental Authority, unless otherwise required by applicable Law. In the event that any payor is required by applicable Law to make any payment subject to deduction and/or withholding (except with respect to payments in the nature of compensation to be made to employees or former employees), then such payor shall use commercially reasonable efforts to (i) provide the applicable payee with written notice as soon as reasonably practicable prior to making any deduction or withholding from the consideration otherwise payable to any Person under this Agreement, (ii) take commercially reasonable efforts to cooperate in good faith with the applicable payee to seek to eliminate or reduce any such withholding or deduction, and (iii) provide the applicable payee a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law. To the extent that such amounts are so withheld and timely paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect to which such deduction and withholding was made. Notwithstanding anything to the contrary in this Section 1.5, no deduction or withholding shall be made with respect to any payment to the Seller pursuant to this Agreement if a valid and complete IRS Form W-9 for the Seller is delivered to each Purchaser as required under Section 1.3(a)(ii).
Article II

REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller represents and warrants to each Purchaser that:
Section 2.1Organization, Good Standing, Corporate Power and Qualification. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of North Carolina and has all requisite corporate power and authority to execute and deliver each Transaction Document to which it will be a party, and to perform its obligations thereunder, and to consummate the Sale.
Section 2.2Seller Securities. The Seller holds of record and owns beneficially all of the Seller Securities and has good, valid and marketable title to such Seller Securities, free and clear of any Liens. The Seller is not a party to any option, warrant, purchase right or other contract (other than this Agreement) that could require the Seller to sell, transfer or otherwise dispose of any such Seller Securities. The Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of such Seller Securities. The Seller Securities constitute all of the Equity Interests held by the Seller in the Company or any of its Subsidiaries.
Section 2.3Authorization. All corporate action required to be taken by the board of directors (or equivalent governing body) of the Seller in order to authorize the Seller to enter into the Transaction Documents to which the Seller is a party, and to transfer, convey and assign the Purchased Units to the respective Purchaser at the Closing, has been taken. All action on the part of the Seller necessary for the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of the Seller under the Transaction Documents to be performed as of the Closing, and the delivery of the Purchased Units has been taken. The Transaction Documents to which the Seller is a party, when executed and delivered by the Seller, will constitute valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or law) (the “Enforceability Exceptions”).
Section 2.4No Conflicts. The execution and delivery of each Transaction Document intended to be executed by the Seller, and the performance of its obligations thereunder and the consummation of the Transactions will not (a) conflict with, or result in a violation or breach of, or default under, or require the consent of or notice to any other Person under, any provision of the Seller’s Organizational Documents or the Existing Operating Agreement (subject to any required waivers obtained with respect thereto from the applicable parties under the Existing Operating Agreement), (b) require the consent of or notice to any Person under, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any Third Party any right of termination, cancellation, amendment or acceleration under, result in the loss or deferral of any right or the creation or acceleration of any obligation under, any of the terms, conditions or provisions of any Contract to which the Seller or, to the Seller’s knowledge, the Company or any of its Subsidiaries, is a party, or by which any of them or any of their respective properties or assets may be bound or subject, or result in the creation of a Lien on any of the Purchased Units, or (c) violate or conflict with any Law applicable to the Seller or the Purchased Units, except, in the cases of clauses (b) and (c) above, as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the Seller’s ability to consummate the Transactions.
Section 2.5Governmental Consents and Filings. Assuming the accuracy of the representations made by each Purchaser in Article III of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution and delivery of this Agreement and the other Transaction Documents to which the Seller is a party, or the consummation of the Sale, other than such filings and registrations as are required to be made under applicable federal and state securities Laws.
Section 2.6Litigation. There is no Proceeding pending or, to the Seller’s knowledge, currently threatened in writing against or by the Seller, (a) materially and adversely affecting the Seller’s ability to consummate the Sale; or (b) that challenges, seeks to, or would reasonably be expected to, prevent, enjoin or otherwise materially delay the consummation of the Sale.
Section 2.7Brokers. Except for fees and expenses payable to BNP Paribas Securities Corp., all of which shall be paid by the Seller and none of which shall be the responsibility of the Company or its Affiliates, none of the Seller and its Affiliates have or will have, and at the Closing will not be responsible or liable for, any brokers’ or finders’ fees or any similar fees in connection with the Transactions. The Company and its Affiliates will not be liable for any fees or expenses payable by the Seller and its Affiliates in connection with the Transactions.
Section 2.8No Other Representations and Warranties. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties that none of the Seller, any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article II of this Agreement.
Article III

REPRESENTATIONS AND WARRANTIES OF PURCHASERS
Each Purchaser severally (and not jointly) represents and warrants to the Seller that:

Section 3.1Organization, Good Standing, Corporate Power and Qualifications. Such Purchaser is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Such Purchaser has all requisite corporate or limited liability company power, as applicable, and authority to execute and deliver each Transaction Document to which it will be a party, and to perform its obligations thereunder, and to consummate the Sale.
Section 3.2Authorization. All corporate action required to be taken by such Purchaser and its board of directors (or equivalent governing body) in order to authorize such Purchaser to enter into the Transaction Documents to which such Purchaser is a party and to purchase the Purchased Units at the Closing has been taken. All action on the part of such Purchaser necessary for the execution and delivery of the Transaction Documents to which it is a party, the performance of all obligations of such Purchaser under the Transaction Documents to be performed as of the Closing, and the purchase of the Purchased Units has been taken. The Transaction Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute valid and legally binding obligations of such Purchaser, enforceable against such Purchaser in accordance with their terms, except as limited by the Enforceability Exceptions.
Section 3.3Governmental Consents and Filings. Assuming the accuracy of the representations made by the Seller in Article II of this Agreement, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of such Purchaser in connection with the execution and delivery of this Agreement and the other Transaction Documents to which such Purchaser is a party, or the consummation of the Sale, other than such filings and registrations as are required to be made under applicable federal and state securities Laws.
Section 3.4No Conflicts. The execution and delivery of each Transaction Document intended to be executed by such Purchaser, and the performance of its obligations thereunder and the consummation of the Transactions will not (a) conflict with, or result in a violation or breach of, or default under, or require the consent of or notice to any other Person under, any provision of the Organizational Documents of such Purchaser, (b) require the consent of or notice to any Person under, conflict with, result in a violation or breach of any provision of, constitute a default (or an event which with notice or lapse of time or both would become a default) or give to any Third Party any right of termination, cancellation, amendment or acceleration under, result in the loss or deferral of any right or the creation or acceleration of any obligation under, any of the terms, conditions or provisions of any Contract to which a Purchaser or, any of its Subsidiaries, is a party, or by which any of them or any of their respective properties or assets may be bound or subject, or (c) violate or conflict with any Law applicable to such Purchaser or any of such Purchaser’s Subsidiaries, or any of their respective properties, assets or business, except, in the cases of clauses (b) and (c) above, as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on such Purchaser’s ability to consummate the Transactions.
Section 3.5Investment Intention. Such Purchaser is an “accredited investor” (as that term is defined in Rule 501(a) under the Securities Act) and is acquiring the Purchased Units solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution (within the meaning of the Securities Act) thereof in violation of the Securities Act, or any applicable state or foreign securities Law. Such Purchaser acknowledges that the Purchased Units are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Law, and that such Purchased Units may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws, as applicable.

Section 3.6Litigation. There is no Proceeding pending or, to such Purchaser’s knowledge, currently threatened in writing against or by such Purchaser, (a) materially and adversely affecting such Purchaser’s ability to consummate the Sale; or (b) that challenges, seeks to, or would reasonably be expected to, prevent, enjoin or otherwise materially delay the consummation of the Sale.
Section 3.7Brokers. None of such Purchaser and its Affiliates are, and at the Closing will not be, committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the Sale.
Section 3.8No Other Representations and Warranties. Notwithstanding anything herein to the contrary, it is the explicit intent of the parties that none of such Purchaser, any of its Affiliates or any of their respective Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III of this Agreement.
Article IV

TAX MATTERS
Section 4.1Preparation of Tax Returns. Notwithstanding anything to the contrary in this Agreement or any other Transaction Documents, the Purchasers shall cause to be timely prepared and filed all Tax Returns (including any partnership return and applicable Schedule K-1s) of the Company and its Subsidiaries for any taxable period (or a portion thereof) ending on or before the Closing Date consistent with and subject to the applicable provisions of the Existing Operating Agreement addressing the preparation and filing of such Tax Returns as if the Seller were a Member (as defined in the Existing Operating Agreement) of the Company solely for purposes of Section 13.4 of the Existing Operating Agreement.
Section 4.2Intended Tax Treatment. For all U.S. federal, and applicable state and local, income Tax purposes, the Parties agree to prepare and file (and cause the Company to prepare and file) all Tax Returns in a manner consistent with the Intended Tax Treatment and not to take any conflicting position or report any redemption of the Disguised Sale Units as a distribution subject to Section 731 of the Code for such income Tax purposes, except as otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of non-U.S., state or local law), provided, that in no event shall any Party or the Company be required to litigate before any court to defend against any challenge from a Governmental Authority regarding the Intended Tax Treatment pursuant to this Section 4.2. Each capitalized term used in this Section 4.2 and not otherwise defined herein shall have the meaning set forth in the Redemption Agreement.
Section 4.3Purchase Price Allocation. Within sixty (60) days following the Closing, the Seller shall provide each Purchaser with an allocation of the Transaction Proceeds and the portion of the Redemption Price treated as consideration for the Disguised Sale Units (together with all other items treated as consideration for applicable Tax purposes) among the assets of the Company for Tax purposes (the “Purchase Price Allocation”), which shall be prepared in accordance with the Code (including Sections 734, 743, 751, 754, 755 and 1060 of the Code, as applicable) and the Treasury Regulations promulgated thereunder and in a manner consistent with the purchase price allocation methodology set forth in Exhibit B attached hereto. Each Purchaser shall have thirty (30) days from the receipt of the Purchase Price Allocation to review and comment, and the Company shall consider any such comments in good faith. The Parties agree to (and agree to cause their respective Affiliates to) prepare and file all Tax Returns consistently with the Purchase Price Allocation as finally determined pursuant to this Section 4.3, and the Parties and their respective Affiliates shall not take any position in any forum that is inconsistent therewith, except to the extent required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any corresponding or similar provision of non-U.S., state or local law), provided, that in no event shall any Party or the Company be required to litigate before any court to defend against any challenge from a Governmental Authority regarding the Intended Tax Treatment pursuant to this Section 4.3. Each capitalized term used in this Section 4.3 and not otherwise defined herein shall have the meaning set forth in the Redemption Agreement.
Section 4.4Section 754 Election. The Seller acknowledges and agrees that, the Company may (in its sole discretion) make a Section 754 election in effect for the taxable year within which the Closing takes place and that such election may not be revoked for that taxable year.
Section 4.5Pushout Election. The Seller acknowledges and agrees that, for any taxable year beginning prior to the Closing Date, the Company may (in its sole discretion), with respect to any “final partnership adjustment” (as such term is defined for purposes of Section 6226(a) of the Code or any successor provision), make the election provided for in Section 6226(a) of the Code or any successor provision.
Article V

SURVIVAL OF REPRESENTATIONS AND WARRANTIES
Section 5.1Survival of Representations and Warranties.
(a)Each covenant and agreement contained herein shall survive the Closing until fully performed, except if such covenant or agreement shall contain a specific time limit. None of the representations or warranties contained herein shall survive the Closing for any purpose, except for those representations and warranties contained in Section 2.1, Section 2.2, Section 2.3, Section 2.7, Section 3.1, Section 3.2 and Section 3.7. Nothing in this Section 5.1 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled pursuant to Section 7.8 or to pursue a claim of Fraud against such Person committing Fraud.
(b)Each Party unconditionally and irrevocably acknowledges and agrees that (i) the agreements contained in this Article V are an integral part of this Agreement and the Transactions and (ii) without the agreements set forth in this Article V, each other Party would not enter into this Agreement or otherwise agree to consummate the Sale.
Article VI

COVENANTS
Section 6.1Confidentiality. The Seller hereby agrees that, during the Confidential Period, it shall keep confidential all Confidential Information and shall use no less than the same degree of care the Company uses to protect any Confidential Information in its possession against disclosure to third parties. The Seller acknowledges that each Purchaser, the Company and their respective Affiliates may be irreparably damaged if the Confidential Information was disclosed to or utilized on behalf of others. Accordingly, during the Confidential Period, the Seller shall, and shall cause its officers, trustees, equityholders, directors and controlled Affiliates not to (a) divulge any Confidential Information to third parties or (b) use or permit to be used any Confidential Information for its own benefit. If the Seller is requested or required by legal process (such as by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Seller will, to the extent legally permissible, notify the

Purchasers and the Company promptly of the request or requirement so that the Purchasers and the Company may seek (at their sole expense) an appropriate protective order or waive compliance with the provisions of this Section 6.1. If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any Governmental Authority, the Seller may disclose such Confidential Information to such Governmental Authority; provided, however, the Seller shall use its reasonable best efforts to obtain, at the request and expense of the Purchasers and the Company (as applicable), an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchasers and/or the Company (as applicable) shall designate. Upon the Closing, any and all confidentiality, non-disclosure or other similar agreements entered into by the Purchasers (or any of its Affiliates) and the Seller (or any of its Affiliates) prior to the date hereof in connection with the Company and/or its business, including the Non-Binding Terms of Sale, dated as of May 12, 2025, by and among the Mistral Purchaser, the Verlinvest Purchaser, the Company and the Seller (the “Letter of Intent”), shall be hereby rendered null and void and shall cease to be of any further force or effect.
Section 6.2Non-Compete; Non-Solicitation. The Seller hereby agrees, in consideration of the payment by the Purchasers of the Purchase Price and other good and valuable consideration, as follows:
(a)The Seller hereby acknowledges that in the course of its direct or indirect ownership of the Seller Securities, it has become familiar with the Company, its Subsidiaries and its and their predecessors’ Confidential Information concerning the Company and its business. During the Non-Compete Period, the Seller shall not, and shall cause its controlled Affiliates not to, directly or indirectly (i) own, manage, control, operate, provide debt or equity capital to or enter into any joint venture, partnership, or similar arrangement with a Competitive Business located within a twenty (20)-mile radius of any “Insomnia Cookies” location within the United States that is open and operating as of the Closing Date or, to Seller’s Knowledge, contemplated to be opened during calendar year 2025 and opens during said year or (ii) offer or sell any warm fresh-baked cookies that are individually prepared and baked on premises in any Krispy Kreme shops in the United States, whether sold individually or in multi-cookie packs.
(b)Notwithstanding anything herein to the contrary, nothing shall prohibit the Seller or any of its Affiliates from (i) offering any product, including cookies (other than as set forth in clause (ii) in Section 6.2(a) above), under the “Krispy Kreme” brand; (ii) collaborating with any company, brand or other Person for product offerings, licenses, or other promotional activities (in each case, other than with respect to products contemplated in clause (ii) in Section 6.2(a) above) using the “Krispy Kreme” brand; or (iii) conducting any activities that the Seller or any of its Subsidiaries are engaged in as of the Closing Date.
(c)Nothing herein shall prohibit the Seller or any of its Affiliates from being a passive owner of not more than two percent (2%) of the outstanding stock of any class of any corporation which is publicly traded so long as the Seller, or the applicable Affiliate(s), has no active participation in the business, management, operation or control of such corporations.
(d)During the Non-Solicit Period, the Seller shall not, directly or indirectly through another Person:
(i)induce or attempt to induce any management-level employee, or any officer or director of the Company or any of its Subsidiaries (each such person, a “Covered Person”) to leave the employ of the Company or any of its Subsidiaries or in any way intentionally interfere, in any adverse manner, with the relationship between the

Company or any of its Subsidiaries, on the one hand, and any such Covered Person, on the other hand;
(ii)solicit or hire any person who is a Covered Person until six (6) months after such individual’s employment relationship with the Company has been terminated (provided, that nothing in this Section 6.2 shall be deemed to prohibit the Seller from general solicitation through search firms or through placing advertisements in media (including websites), newspapers, journals, or other publications of general circulation advertising employment opportunities not specifically targeted at any Covered Person); or
(iii)solicit, induce or attempt to solicit or induce any vendor, supplier, or other material business relation of the Company or any of its Subsidiaries to cease or materially reduce doing business with the Company or its Subsidiaries, or in any way intentionally interfere or attempt to interfere, in any adverse manner, with the relationship between any vendor, supplier or material business relation of the Company or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 6.2 shall prohibit any contact or communication by the Seller with any vendor, supplier or other material business relation of the Company or any of its Subsidiaries in the ordinary course of business wholly unrelated to the Sale, the Company and its Subsidiaries.
(e)It is the desired intent of the Parties that the foregoing provisions of this Article VI shall be enforced to the fullest extent permissible in each jurisdiction in which enforcement is sought. Accordingly, if, at the time of enforcement of this Article VI, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area so as to protect the Company to the greatest extent possible under applicable Law from improper competition. The Parties hereto acknowledge that money damages would be an inadequate remedy for any breach of this Article VI and that the Company would be irreparably damaged if the Seller, or any of its controlled Affiliates were to breach the covenants set forth in this Article VI. Therefore, in the event of a breach or threatened breach of this Article VI, the Company and the Purchasers, or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions of this Article VI.
(f)The Seller agrees and acknowledges that (i) each Purchaser is purchasing the Purchased Units to enable such Purchaser to continue the business of the Company as a going concern (through its ownership of the Company) and that to accord the Purchasers the full value of the business of the Company it is acquiring, including the Confidential Information and goodwill of the business, the Purchasers have required that the Seller make the covenants set forth in this Article VI as a condition to the Purchasers’ obligations to consummate the transactions contemplated hereby; (ii) the provisions of this Article VI are reasonable and necessary to protect and preserve the business of the Company; and (iii) the Seller has been advised by its own independent counsel with regards to the provisions of this Article VI.
(g)Notwithstanding anything to the contrary contained in this Agreement, the Company is an intended third-party beneficiary of this Article VI and shall have the right to enforce this Article VI directly against the Seller as if the Company were a signatory hereto.

Article VII

MISCELLANEOUS
Section 7.1Expenses. Except as expressly provided for herein, each of the Parties shall pay the fees and expenses of its respective counsel, accountants and other experts and advisors, and shall pay all other fees and expenses incurred by it in connection with the negotiation, preparation and execution of the Transaction Documents and the consummation of the Transactions (collectively, with respect to each Party, the “Transaction Fees and Expenses”).
Section 7.2Publicity. No press release or other public disclosure with respect to this Agreement or the Transactions may be issued by any Party or its Affiliates without the other Party’s prior review and consent, which consent shall not be unreasonably withheld, conditioned or delayed by such other Party, except to the extent such press release or other public disclosure contains information that is consistent with a press release or other public disclosure previously issued or made in accordance with this Section 7.2; provided, however, that if any Party is required by Law, including the rules of any stock exchange on which such Party’s securities are listed, to issue a press release or other public disclosure with respect to this Agreement or the Transactions, such Party shall consult with, and consider in good faith any reasonable comments of, the other Party as to the content of such press release or other public disclosure with reasonable notice before it is issued.
Section 7.3Amendment or Modification. This Agreement may not be amended or modified by the Parties, except by an instrument in writing signed by each of Mistral Purchaser, Verlinvest Purchaser, and the Seller.
Section 7.4Waiver. Except as otherwise specifically provided herein, any provision of this Agreement may only be waived at any time by an instrument signed in writing by the Party entitled to the benefit thereof. Except as specifically provided herein, the failure or delay of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of, or non-compliance with, this Agreement shall be held to be a waiver of any other subsequent breach or non-compliance. Except as specifically provided herein, all remedies, either under this Agreement or by Law or otherwise afforded, will be cumulative and not alternative.
Section 7.5Entire Agreement. This Agreement and Exhibits attached hereto and the other documents and agreements contemplated hereby (including the other Transaction Documents and any documents and agreements contemplated thereby) contain the entire agreement between the Parties with respect to the subject matter hereof and supersede and cancel all prior agreements, understandings, representations and warranties, both oral and written, between the Parties with respect thereto, including the Letter of Intent. There are no agreements, undertakings, representations or warranties of any of the Parties with respect to the transactions contemplated hereby and thereby other than those set forth herein or therein or made or to be made hereunder or thereunder.
Section 7.6Third-Party Beneficiaries. Except as provided in Section 6.2(g) above, nothing in this Agreement, express or implied, is intended to confer, nor shall anything herein confer, on any Person other than the Parties and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities.
Section 7.7Non-Assignability; Binding Effect. This Agreement shall not be assignable, in part or in whole, by any Party without the prior written consent of the other Parties except that each Purchaser may assign any of its rights or obligations under this Agreement to any of its Affiliates, without the prior written consent of any other Party. A purported assignment of this Agreement or any of the rights, Purchased Units or obligations hereunder not in compliance with the provisions of the Agreement shall be null and void ab initio. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.
Section 7.8Injunctive Relief. The Parties acknowledge and agree that a violation of any of the terms of this Agreement will cause the other Party irreparable injury for which an adequate remedy at law is not available, and if any Party institutes any action or proceeding to enforce such provisions, any Party against whom such action or proceeding is brought hereby waives the claim or defense therein that an adequate remedy at law exists. Accordingly, it is agreed that each of the Parties will be entitled to an injunction, restraining order or other equitable relief to prevent breaches of this Agreement and to enforce specifically such provisions hereof in any court of competent jurisdiction (including, for the avoidance of doubt, any action to cause a Party to consummate the Transactions), in addition to any other remedy to which they may be entitled at law or equity, except as otherwise specifically provided in this Agreement. Each Party hereby waives any requirement of any posting of bond.
Section 7.9Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective Persons giving them (and in the case of any legal entity, the signature shall be by an appropriate officer thereof) and (i) delivered by hand, (ii) sent by registered mail, return receipt requested, (iii) sent by nationally recognized courier, or (iv) sent by email, subject to the recipient’s telephonic or email confirmation of receipt of such email, to the following addresses:
If to Mistral Purchaser:
c/o Mistral Capital Management, LLC
501 Madison Avenue, 5th Floor
New York, NY 10022
Attention:    [ ]
Email:        [ ]
with a copy (which will not constitute notice) to:
DLA Piper LLP (US)
1251 Avenue of the Americas, 27th Floor
New York, NY 10020
Attention:    [ ]
Email:        [ ]

If to Verlinvest Purchaser:
Verlinvest Cookies Holdings, Inc.
c/o Verlinvest SA
Place Flagey 18
1050 Brussels
Belgium
Europe
Attention:    [ ]
Email:        [ ]
with a copy (which shall not constitute notice) to:
[ ]
Email:        [ ]
with a copy (which will not constitute notice) to:
Herbert Smith Freehills Kramer (US) LLP
1177 Avenue of the Americas
New York, NY 10036
Attention:    [ ]
Email:        [ ]
If to the Seller:
Krispy Kreme Doughnut Corporation
2116 Hawkins Street, Suite 101
Charlotte, NC 28203
Attention:    [ ]
Email:        [ ]
with a copy (which will not constitute notice) to:
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:    [ ]
Email:        [ ]

By written notice to the other Party, any Party may change the address to which notices shall be directed.
Section 7.10Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)This Agreement and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to Contracts made and performed in such State without giving regard to any conflict of laws provisions that would require or permit the application of the laws of any other jurisdiction.
(b)The Parties hereby irrevocably submit to the exclusive jurisdiction of any federal or state court located within the State of Delaware over any dispute arising out of or relating to this Agreement or any of the Transactions and each Party hereby irrevocably agrees that all claims in respect of such dispute or any Proceeding related thereto may be heard and determined in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
(c)Each of the Parties hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 7.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(d)EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.
Section 7.11Counterparts. This Agreement may be executed in any number of counterparts, and delivered by electronic mail or otherwise, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.
Section 7.12Headings; Interpretation. Captions, headings and titles contained in this Agreement and the Exhibits are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement and the Exhibits. The phrases “made available to,” “provided to,” “furnished to,” by the Seller, and phrases of similar import when used in this Agreement mean that a copy of the information or material referred to has been provided by the Seller to Purchasers at least one (1) Business Day prior to the date of this Agreement. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.
Section 7.13Several Liability of Purchasers. Each Party acknowledges and agrees that (a) this Agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the Parties and neither this Agreement nor any other document or agreement entered into by any Party relating to the subject matter hereof shall be construed to suggest otherwise and (b) the obligations of each Purchaser under this Agreement are solely contractual in nature. Notwithstanding anything to the contrary contained in this Agreement, the obligations and liabilities (if any) of Purchasers hereunder shall be several, not joint and several, and no Purchaser shall be liable for any obligation or liability (if any) owed hereunder by any other Purchaser.
Section 7.14Defined Terms Used in this Agreement.
In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.
“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or registered investment company now or hereafter existing that is controlled by one (1) or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Business Day” means any day, other than a Saturday, Sunday, or any other date on which banking and savings and loan institutions are authorized or required to be closed in New York, New York or Brussels, Belgium.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Units” has the meaning set forth in the Recitals.
“Company” means Insomnia Cookies Holdings, LLC, a Delaware limited liability company.
“Competitive Business” means any quick service restaurant (including any non-traditional quick service restaurant format) or specialty shop that primarily sells and markets cookies to consumers.
“Confidential Information” means any information concerning the businesses and affairs of the Company and its Subsidiaries and information possessed or hereafter acquired by the Seller relating to the business of the Company, the Company and/or a Purchaser (including the terms of this Agreement, the terms of any of the Transaction Documents, any financial information, dollar figures or other numbers associated with the transactions contemplated hereby and all other information regarding the financial condition, results of operations and prospects, and customer and supplier lists, pricing and terms relating to the business of the Company, the Company or any of its Subsidiaries); provided, that Confidential Information shall not include any information that (a) is known or becomes known to the public in general (other than as a result of a breach of this Agreement by the Seller), (b) is or has been independently developed or conceived by the Seller without use of or reference to such confidential information, (c) is or has been made known or disclosed to the Seller by a third party without a breach of any obligation of confidentiality such third party may have to the Company or either Purchaser, or (d) is required to be disclosed pursuant to public reporting obligations of the Seller.
“Confidential Period” means the five (5)-year period commencing on the Closing Date.
“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.
“Disguised Sale Units” has the meaning set forth in the Redemption Agreement.
“Equity Interests” means any (i) shares of capital stock, units, membership interests, partnership interests or other equity interests, (ii) securities convertible into or exchangeable for any such equity interests, (iii) subscriptions, options, warrants, calls or rights of any kind (including preemptive or subscription rights) to purchase or otherwise acquire any such equity interests (or compensation based on the value of such equity securities) or (iv) equity appreciation, phantom equity, profit participation or similar rights, features or plans with respect to any such equity interests.
“Existing Operating Agreement” has the meaning set forth in the Recitals.
“Existing Unit Purchase Agreement” means the certain Unit Purchase Agreement, dated as of July 17, 2024, by and among the Company, Mistral Purchaser, and Verlinvest Purchaser.
“Fraud” means an actual and intentional misrepresentation by a party of a representation or warranty expressly stated in Article II or Article III of this Agreement; which satisfies each of the following conditions: (a) such representation or warranty was materially false or materially inaccurate at the time such representation or warranty was made; (b) the party making such representation or warranty had actual knowledge (and not imputed or constructive knowledge), without any duty of inquiry or investigation, that such representation or warranty was materially false or materially inaccurate when made; (c) such party had the specific intent to deceive another party and induce such other party to enter into this Agreement; and (d) such other party reasonably relied on such false or inaccurate representation or warranty in entering into this Agreement. “Fraud” shall not include any cause of action under law or equity, including for fraud, based on constructive or imputed knowledge, negligence or recklessness and only the Persons who committed Fraud shall be responsible for such Fraud and only to the party established to have suffered from such Fraud.
“Governmental Authority” means any federal, state, local, municipal or foreign government, regulatory, self-regulatory, legislative or administrative body, or any agency, bureau, board, commission, court, department, tribunal or instrumentality thereof.
“IRS” means the U.S. Internal Revenue Service.

“Knowledge” including the phrase “to the Seller’s knowledge” and “to such Purchaser’s knowledge” means the actual knowledge of the following individuals, after reasonable inquiry of each individual’s direct reports: Jeremiah Ashukian, in the case of the Seller; Alexander Rosenthal and Rachel Citera, in the case of the Verlinvest Purchaser; and Christopher Bradley and Andrew Heyer, in the case of the Mistral Purchaser.
“Law” means any law (including common law), constitution, treaty, statute, code, rule, regulation or ordinance of a Governmental Authority having a similar effect, and any Order. All references to a Law shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.
“Liabilities” means any and all debts, liabilities, obligations, or commitments of any nature whatsoever, whether accrued or unaccrued, fixed or variable, absolute or contingent, matured or unmatured, determined or determinable, or otherwise.
“Lien” means, with respect to any property or asset, any mortgage, deed of trust, pledge, hypothecation, security, interest, encumbrance, interference, option, right of first refusal, preemptive right, community property interest, claim, lien or restriction of any kind (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).
“Mistral Purchaser Transaction Fees and Expenses” means Transaction Fees and Expenses of Mistral Purchaser.
“Non-Compete Period” means the two (2)-year period commencing on the Closing Date.
“Non-Solicit Period” means the eighteen (18)-month period commencing on the Closing Date.
“Order” means any order, writ, judgment, stipulation, decree, injunction, award or decision of, or consent agreement or similar arrangement with, any Governmental Authority.
“Organizational Documents” means any memorandum and articles of association or incorporation, bylaws, operating agreement, partnership agreement or other equivalent constitutional documents.
“Parties” means Mistral Purchaser, Verlinvest Purchaser, and the Seller (each, a “Party”).
“Person” means an individual, sole proprietorship, corporation, partnership, limited liability company, trust, joint venture, association, unincorporated organization or other entity or a Governmental Authority.
“Proceeding” means any action, claim, suit, litigation, arbitration, proceeding (whether civil or criminal) by or before any Governmental Authority.

“Purchase Price” means (a) the Mistral Purchase Price or (b) the Verlinvest Purchase Price, as the context may require.
“Purchaser Transaction Fees and Expenses” means (a) the Mistral Purchaser Transaction Fees and Expenses or (b) the Verlinvest Purchaser Transaction Fees and Expenses, as the context may require.
“Redemption Agreement” means that certain agreement dated as of the date hereof, by and between the Company and the Seller whereby the Company redeems certain Common Units of the Seller on the terms set forth therein.
“Redemption Price” has the meaning set forth in the Redemption Agreement.
“Representatives” means, with respect to any Person, such Person’s directors, officers, managers, partners, employees, attorneys, accountants, financial advisors, equityholders, members, partners (whether limited or general), principals and other representatives and agents.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Subsidiary” means, with respect to any Person, any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation is at the time owned by such Person, directly or indirectly through one or more Subsidiaries, and any other Person, including a joint venture, a general or limited partnership or a limited liability company, in which such Person, directly or indirectly through one or more Subsidiaries, at the time owns at least fifty percent (50%) or more of the ownership units entitled to vote in the election of managing partners, managers or trustees thereof (or other Persons performing such functions) or acts as the general partner, managing member, trustee (or Persons performing similar functions) of such other Person.
“Tax” means (a) any taxes on gross or net income or profits and gains imposed by any Tax Authority, and (b) all other direct and indirect taxes, levies, duties (including import and export duties), imposts, charges and withholdings in the nature of a tax imposed by any Tax Authority, including any excise, property, real property, capital, value added, sales, use, occupation, transfer, stamp, franchise and payroll taxes, and any and all liability for the payment of any such amounts as a result of any successor or transferee liability, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them.
“Tax Authority” means any Governmental Authority competent to impose any Tax or assess or collect any Tax.
“Tax Return” means any return (including any informational return), report, statement, schedule, notice, form, or other document required to be filed with or submitted to any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any Law relating to any Tax.
“Third Party” means any Person other than (i) a Party, (ii) the Company, or (iii) any Affiliate of any of the foregoing.
“Transaction Documents” means this Agreement, the Redemption Agreement, and each other agreement, document, instrument and certificate contemplated hereby or to be executed by a party hereto or thereto in connection with the execution of the foregoing or the consummation of the Transactions, and to be delivered at or in connection with the Closing.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.
“Treasury Regulations” means the regulations, including proposed and temporary regulations, promulgated under the Code as such regulations may be amended from time to time.
“U.S.” means the United States of America, including its territories and possessions.
“Verlinvest Purchaser Transaction Fees and Expenses” means Transaction Fees and Expenses of Verlinvest Purchaser.
Additional Terms List
Term Section
Agreement    Preamble
Closing    Section 1.2
Closing Date    Section 1.2
Covered Person    Section 6.2(d)(i)
Enforceability Exceptions    Section 2.3
Existing Operating Agreement    Recitals
Funds Flow    Section 1.3(b)(i)
Letter of Intent    Section 6.1
Mistral Purchase Price    Section 1.1(b)
Mistral Purchased Units    Section 1.1(a)(ii)
Mistral Purchaser    Preamble
Purchase Price Allocation    Section 4.3
Purchased Units    Section 1.1(a)(ii)
Purchaser    Preamble
Sale    Recitals
Seller    Preamble
Seller Securities    Recitals
Transaction Fees and Expenses    Section 7.1
Transaction Proceeds    Section 1.1(b)
Verlinvest Purchase Price    Section 1.1(b)

Verlinvest Purchased Units    Section 1.1(a)(i)
Verlinvest Purchaser    Preamble

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.
MISTRAL SLEEPLESS HOLDINGS 2, LLC
By: Mistral Capital Management, LLC, its Manager
By:    /s/ Andrew R. Heyer
    Name:    Andrew R. Heyer
    Title:    Managing Member

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.
VERLINVEST COOKIES HOLDINGS, INC.
By:     /s/ Clement Pointillart
    Name:    Clement Pointillart
    Title:    President
By:     /s/ Alexander Rosenthal
    Name:    Alexander Rosenthal
    Title:    Secretary

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement as of the date first written above.
KRISPY KREME DOUGHNUT CORPORATION
By:     /s/ Josh Charlesworth
    Name:    Josh Charlesworth
    Title:    President and Chief Executive
    Officer

[Signature Page to Unit Purchase Agreement]